Exhibit (h)(4)

SCHEDULE A

Amendment No. 8

Effective May 1, 2015

Operating Expense Limits

Fund	Operating Expense Limit	Expiration of Term of Agreement

Daily Income Fund	0.80%	April 30, 2016

Short-Term Government Securities Fund	0.75%	April 30, 2016

Short-Term Bond Fund	0.80%	April 30, 2016

Stock Index Fund	0.75%*	April 30, 2016

Value Fund	1.25%	April 30, 2016

Growth Fund	0.95%	April 30, 2016

Small-Company Stock Fund	1.50%	April 30, 2016

International Value Fund	0.99%	April 30, 2016

*	As set forth in Section 1, the Operating Expense Limit with respect to the Stock Index Fund applies to all operating expenses incurred by the Stock Index Fund, including, but not limited to, expenses indirectly incurred by the Stock Index Fund through its investment in the Master Portfolio.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

HOMESTEAD FUNDS, INC.
on behalf of each of its series set forth on Schedule A

By:
Name:	Stephen J. Kaszynski
Title:	President and Chief Executive Officer

RE ADVISERS CORPORATION

By:
Name:	Stephen J. Kaszynski
Title:	President and Chief Executive Officer

SCHEDULE B

Amendment No. 9

Effective September 7, 2015

Contractual Fee Waiver

RE Advisers Corporation (the “Adviser”) hereby agrees to waive its management fee due to it under the existing Investment Management Agreement between the Adviser and the International Value Fund (“Existing Investment Management Agreement”) during the period from September 7, 2015, the date of the termination of Investment Sub-Advisory Agreement between Mercator Asset Management, L.P. (“Mercator”) and the Adviser, dated June 12, 2006 and last amended September 28, 2008 (the “Existing Sub-Advisory Agreement”) (the “Mercator Termination Date”), to the date that the permanent sub-adviser replaces SSGA Funds Management, Inc. as sub-adviser to the International Value Fund and commences providing sub-advisory services to the International Value Fund, as follows:

On each date the International Value Fund is obligated to pay the Adviser the advisory fee due pursuant to the Existing Investment Management Agreement, the Adviser shall:

•	calculate the amount in U.S. dollars that the Adviser would have been contractually obligated to pay Mercator under the Sub-Advisory Agreement in place with the International Value Fund at the close of business on the Mercator Termination Date (the “ Mercator Sub-Advisory Fee”);

•	reduce the Mercator Sub-Advisory Fee by the amount the Adviser is contractually obligated to pay SSGA Funds Management, Inc. (the “Waived Sub-Advisory Fee”) and;

•	collect from the International Value Fund the Advisory Fee due from the Fund on that date less the Waived Sub-Advisory Fee.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

HOMESTEAD FUNDS, INC.
on behalf of each of its series set forth on Schedule A

By:
Name:	Stephen J. Kaszynski
Title:	President and Chief Executive Officer

RE ADVISERS CORPORATION

By:
Name:	Stephen J. Kaszynski
Title:	President and Chief Executive Officer